Exhibit 99.1

Rattler Midstream LP, a Subsidiary of Diamondback Energy, Inc., Launches $500 Million Offering of Senior Notes

MIDLAND, Texas, July 07, 2020 (GLOBE NEWSWIRE) — Rattler Midstream LP (NASDAQ: RTLR) (“Rattler”), a subsidiary of Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback”), announced today that it proposes to offer, subject to market conditions and other factors, $500 million aggregate principal amount of its senior notes due 2025 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act (the “Notes Offering”).

Rattler intends to lend the proceeds from the Notes Offering to Rattler Midstream Operating LLC (the “Rattler Operating Company”). The Rattler Operating Company will use the proceeds from the Notes Offering to repay outstanding borrowings under its revolving credit facility.

The Notes will be senior unsecured obligations of Rattler and initially will be guaranteed on a senior unsecured basis by the Rattler Operating Company, Tall City Towers LLC, Rattler OMOG LLC and Rattler Ajax Processing LLC, each a subsidiary of Rattler. Neither Rattler’s parent, Diamondback, nor Rattler’s general partner will guarantee the Notes. In the future, each of Rattler’s restricted subsidiaries that either (1) guarantees any of its or a guarantor’s other indebtedness or (2) is a domestic restricted subsidiary and is an obligor with respect to any indebtedness under any credit facility will be required to guarantee the Notes.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Rattler is under no obligation, and has no intention, to register the Notes under the Securities Act or any state securities laws in the future.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rattler Midstream LP

Rattler Midstream LP is a growth-oriented Delaware limited partnership formed in July 2018 by Diamondback to own, operate, develop and acquire midstream infrastructure assets in the Midland and Delaware Basins of the Permian Basin. Rattler provides crude oil, natural gas and water-related midstream services to Diamondback under long-term, fixed-fee contracts.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Rattler assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Rattler. Information concerning these risks and other factors can be found in Rattler’s filings with the Securities and Exchange Commission (“SEC”), including its Forms 10-Q and 8-K and Annual Report on Form 10-K for the year ended December 31, 2019 which can be obtained free of charge on the SEC’s web site at http://www.sec.gov. Rattler undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Adam Lawlis

+1 432.221.7467

IR@rattlermidstream.com